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                                                                    EXHIBIT 99.1

(O'CHARLEY'S(R) INC. LOGO)

NEWS RELEASE



CONTACT:   Larry Hyatt                         Meg Bayless
           Chief Financial Officer             Public Relations Manager
           (615) 782-8818                      (615) 782-8940


              O'CHARLEY'S NAMES JOE SCARLETT TO BOARD OF DIRECTORS
               Tractor Supply Company Chairman Brings 42 Years of
                         Retail Experience to the Board

NASHVILLE, Tenn. (August 1, 2005) -- O'Charley's Inc. (NASDAQ/NM: CHUX) today announced that it has named Joe Scarlett to the board of directors, increasing the total number of the Company's directors to eleven.

         Mr. Scarlett serves as chairman of the board of Tractor Supply Company, having previously served as both chairman and chief executive officer of Tractor Supply Company from 1993 through September 2004 and as president and chief operating officer of the Company from 1987 to 1993. Between 1979 and 1987, Mr. Scarlett served as vice president-personnel, senior vice president-administration and executive vice president-operations of Tractor Supply Company. Under Mr. Scarlett's leadership, Tractor Supply Company has been recognized by Fortune as one of America's 100 fastest growing companies and by Forbes as one of the best managed companies in America. A life-long retailer, Mr. Scarlett began his career in 1963 with Vornado, Inc., parent company of Two-Guys discount stores. Mr. Scarlett currently serves as chairman of the Retail Industry Leaders Association, the nation's largest retail trade organization.

         Commenting on the announcement, Gregory L. Burns, chairman and chief executive officer of O'Charley's Inc., stated, "Joe Scarlett is well known throughout the retail industry and the investment community as an outstanding leader and visionary with an admirable, long-term record of generating value for shareholders. He has been instrumental in making Tractor Supply Company a phenomenal success story through its legendary customer service, focus on continuous improvement and fostering teamwork throughout the organization. Joe's philosophy is similar to the family approach we have always taken at O'Charley's Inc. As we strive to make O'Charley's Inc. a better company for our co-workers, guests and shareholders, we anticipate drawing on his 40-plus years of retailing experience and leadership."

         O'Charley's Inc. operates 226 company-owned O'Charley's restaurants in 16 states in the Southeast and Midwest, and has three franchised O'Charley's restaurants in Michigan and one joint venture O'Charley's restaurant in Louisiana. The menu, with an emphasis on fresh preparation, features several specialty items such as hand-cut and aged steaks, a variety of seafood and chicken, freshly baked yeast rolls, fresh-cut salads with special-recipe salad dressings and signature caramel pie. The Company also operates Ninety Nine Restaurant and Pub restaurants in 102 locations throughout Connecticut, Maine, Massachusetts, New Hampshire, New York, Rhode Island and Vermont. Ninety Nine has earned a strong reputation for providing generous portions of high-quality food at moderate prices in a comfortable, relaxed atmosphere. The menu features a wide selection of appetizers, salads, sandwiches, burgers, entrees and desserts. In addition, the Company operates six Stoney River Legendary Steaks restaurants in Georgia, Illinois, Kentucky and Tennessee. The dinner-only steakhouse concept appeals to both upscale casual dining and fine dining customers by offering high-quality food and attentive customer service typical of high-end steakhouses at more moderate prices.



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